Exhibit 4.62

This is an English Translation

Exclusive Technology Consulting and Service Agreement

THIS EXCLUSIVE TECHNOLOGY CONSULTING AND SERVICE AGREEMENT (“this Agreement”) is made and entered into by the parties below in Beijing on October 12, 2009:

Party A:	Qizhi Software (Beijing) Co., Ltd.
Registered address:	East Unit, 4F, Zhaowei Building, No.14 Jiuxianqiao Road, Chaoyang District, Beijing

Party B:	Beijing Star World Technology Company Limited
Registered address:	Room 201, 2/Fl, 2 Building, 17 Xijing Lu,Shijingshan District, Beijing

WHEREAS:

1.	Party A is a wholly foreign-owned enterprise duly organized in the People’s Republic of China (hereinafter referred to as “PRC”) and possesses relevant technology consulting and service resources.

2.	Party B is a domestically funded company registered in PRC and proposes to carry out Internet information service business;

3.	Party A agrees to provide Party B with technology consulting and related services and Party B agrees to accept the same provided by Party A.

NOW, THEREFORE, both parties, after negotiations, hereby agree below:

1.	Technology Consulting and Services; Sole and Exclusive Interests

1.1	Within the term of this Agreement, Party A agrees to, as Party B’s technology consulting and service provider, provide Party B with relevant technology consulting and services according to the conditions herein (refer to Annex 1). Party A further agrees that except with Party B’s prior written consent, throughout the term of this Agreement, Party A shall not provide technology consulting and services in respect of the said business to any third party other than Party B.

1.2	Party B agrees to accept the technology consulting and services provided by Party A. Party B further agrees that within the term of this Agreement, Party B will not in any way accept the technology consulting and services provided by any third party with respect to the above business, except with Party A’s prior written consent.

1.3	Any and all rights, titles, interests and intellectual property rights arising out of the performance of this Agreement (including, without limitation, copyright, patent right, know-how, business secrets, etc), whether developed by Party A or by Party B on the basis of Party A’s intellectual property rights, shall be solely and exclusively proprietary to Party A.

2.	Calculation and Payment of Technology Consulting and Service Fee (“Consulting and Service Fee”)

Both parties that the Consulting and Service Fee hereunder is to be determined and paid in the manner as listed in Annex 2.

3.	Representations and Warranties

3.1	Party A hereby represents and warrants that:

3.1.1	Party A is a company duly organized and validly existing under the PRC laws.

3.1.2	The execution and performance of this Agreement by Party A are within its corporate power and business scope, have been duly authorized by all requisite corporate action and obtained the consents and approvals from third parties and competent government authorities and do not violate the laws and contracts by which Party A is bound or affected.

3.1.3	This Agreement, once executed, will constitute a legal, valid and binding obligation enforceable against Party A in accordance with its provisions.

3.2	Party B hereby represents and warrants that:

3.2.1	Party B is a company duly organized and validly existing under the PRC laws and is authorized to carry out Internet information service business.

3.2.2	The execution and performance of this Agreement by Party B are within its corporate power and business scope, have been duly authorized by all requisite corporate action and obtained the consents and approvals from third parties and competent government authorities and do not violate the laws and contracts by which Party B is bound or affected.

3.2.3	This Agreement, once executed, will constitute a legal, valid and binding obligation enforceable against Party B in accordance with its provisions.

4.	Confidentiality

4.1	Party B agrees to try to take all reasonable measures to keep confidential the confidential data and information known by it or given access to it in the course of accepting exclusive technical consultancies and services from Party A (hereinafter referred to as the “Confidential Information”). Without Party A’s prior written consent, Party B shall not disclose, give or transfer any such Confidential Information to any third party. Upon termination of this Agreement, Party B shall return to Party A or destroy (at Party A’s option) all documents, materials or software incorporating the Confidential Information, delete any Confidential Information from all relevant memory devices and cease to use any such Confidential Information.

4.2	Both parties agree that this Article shall survive the change, cancellation or termination of this Agreement.

5.	Indemnification

Party B shall indemnify and hold Party A harmless from and against any and all losses, damages, liabilities and expenses arising from any lawsuit, claim or demand against Party A resulting from the contents of the consultancies and services requested by Party B.

6.	Effectiveness and Term

6.1	This Agreement shall be signed and enter into effect as of the date first above written. The term of this Agreement shall be 10 years unless prematurely terminated in accordance with the provisions of this Agreement or any other agreement entered into by both parties.

6.2	The term of this Agreement may be extended if such extension is approved by Party A in writing prior to the expiration of this Agreement. The extension shall be subject to a mutual consent between both parties.

7.	Termination

7.1	Termination upon expiry. This Agreement shall be terminated on its expiry date, unless it is extended in accordance with the relevant provisions hereof.

7.2	Premature termination. During the term of this Agreement, Party B shall not terminate this Agreement prematurely, except any gross negligence, fraud or other illegal act or bankruptcy on the part of Party A. Notwithstanding the foregoing, Party A may terminate this Agreement at any time upon prior 30 days written notice to Party B.

7.3	Survival. The rights and obligations of both parties under Articles 4 and 5 shall survive the termination of this Agreement.

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8.	Dispute Resolution

Any dispute arising in connection with the interpretation and performance of the provisions of this Agreement shall be resolved by both parties through good faith consultation. If both parties have failed to resolve their dispute by such mutual consultation, either party may refer their dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with CIETAC’s arbitration rules then in effect. The seat of arbitration proceedings shall be Beijing and the language to be used in arbitration proceedings shall be Chinese. The arbitral award shall be final and binding upon both parties..

9.	Force Majeure

9.1	An Event of Force Majeure means any event that is beyond the reasonable control of either party and unavoidable after due attention, including, but not limited to, government act, act of God, fire, explosion, storm, flood, earthquake, tide, lightning or war, but insufficiency of credit standing, funds or financing shall not be deemed to be beyond the reasonable control of either party. The party seeking the exemption from its liabilities hereunder owing to an Event of Force Majeure shall, without undue delay, inform the other party of such exemption and the steps needing to be taken to perform its liabilities hereunder.

9.2	Should the performance of this Agreement be delayed or prevented due to any Event of Force Majeure as defined above, the affected party shall be exempt from any liability hereunder only to the extent being delayed or prevented. The affected party shall take suitable actions to reduce or remove the impact of such Event of Force Majeure, and make endeavors to resume the performance of the obligations delayed or prevented by Event of Force Majeure. Both parties agree to make their best efforts to continue to perform this Agreement once the Event of Force Majeure is removed.

10.	Notices

Any notice or other communications to be given by either party pursuant to this Agreement shall be written in Chinese and English and may be sent or delivered to the following address of the other party by hand delivery, registered letter (postage prepaid) or recognized courier service or facsimile.

Party A:

Address:	East Unit, 4F, Zhaowei Building, No.14 Jiuxianqiao Road, Chaoyang District, Beijing
Fax:	010-58781001
Tel.:	010-58781038
Attn.:	Hongyi Zhou

Party B:

Address:	No.1 Block D, Huitong Times Square, No.71 Jianguo Road, Chaoyang District, Beijing
Fax:	010-58781001
Tel.:	010-58781038
Attn.:	Jie Chen

11. Assignment

Party B shall not assign any of its rights or obligations hereunder to any third party except with Party A’s prior written consent.

12. Severability

Should any provision of this Agreement be held invalid or unenforceable under applicable laws, such provision shall be invalid or unenforceable only to the extent of such invalidity or unenforceability without affecting or impairing the validity or enforceability of the remainder of this Agreement.

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13. Amendments and Supplements

This Agreement may be amended or supplemented by a written instrument duly executed by both parties. All amendments and supplements hereto are made an integral part of this Agreement and have the same legal effect as this Agreement.

14. Governing Law

This Agreement shall be governed by and construed in accordance with the PRC laws.

15. Miscellaneous

This Agreement is an amended version of the original agreement and supersedes the original agreement. The original agreement shall be automatically null and void as of the effective date hereof.

IN WITNESS WHEREOF, both parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first above written.

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Party A: Qizhi Software (Beijing) Co., ltd. (seal)
Legal representative/authorized representative:	/s/ [Company Stamp of Qizhi Software (Beijing) Co., Ltd.]

Party B: Beijing Star World Technology Company Limited (seal)
Legal representative/authorized representative:	/s/ [Company Stamp of Beijing Star World Technology Company Limited]
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Annex 1: List of Technology Consulting and Services

Party A will provide Party B with the following technology consulting and services:

1.	Provide the technology consulting and services related to Internet information services;

2.	Provide the consulting and services related to computer software technology development.

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Annex 2 Calculation and Payment Method of Technology Consulting and Service Fee

1.	The calculation method of the service fee for the technology consulting and services paid by Party A to Party B is as follows:

[Monthly fee = Standard monthly fee per 1000 Pageviews]	X	[Number of Pageviews current month]
[1,000]

[Standard monthly fee per 1000 Pageviews = RMB 20]

2.	Each month, Party A shall adjust the said standard monthly fee per 1000 Pageviews depending on Party B’s actual operations and thus adjust the monthly fee. Party B shall be obligated to, at Party A’s request and at any time, provide Party A with the corresponding materials. Party A has the right to, at any time, check or verify such materials.

3.	Before the 7th day of each month, Party B shall pay the technical service fee for the previous month to the account designated by Party A.